Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 29, 2015, with respect to the combined financial statements of Lafarge Target Business included in the Registration Statement (Form S-4) and related Prospectus of Summit Materials, LLC and Summit Materials Finance Corp. for the registration of $300,000,000 of 6.125% Senior Notes due 2023.

/s/ Ernst & Young LLP

McLean, Virginia

December 10, 2015